EXHIBIT 10.1
[Execution Version]
ASSET PURCHASE AGREEMENT
by and among
US FARM & RANCH SUPPLY COMPANY, INC.
(as “Parent”),
CHANNEL 55/42 OPERATING, LP,
USFR TOWER OPERATING, LP
USFR EQUITY DRIVE PROPERTY LLC
and
HUMANITY INTERESTED MEDIA, L.P.
(collectively, “Seller”)
and
SPANISH BROADCASTING SYSTEM, INC.
(“Buyer”)
Dated as of May 2, 2011

i

LIST OF SCHEDULES AND EXHIBITS

Schedules

2.1(a)	Tangible Personal Property
2.1(b)	Licenses and Authorizations
2.1(c)	Agreements for Sale of Time
2.1(d)	Contracts
2.1(e)	Intangibles
2.1(g)	Claims
2.1(j)	Government Approvals
2.2(g)	Non-Transferred Claims
3.5	Assumed Contract Defaults
3.6	Taxes
3.7	Licenses
3.8(a)	Compliance with Law
3.8(b)	Compliance with Authorizations
3.9	Approvals and Consents
3.10(a)	All Assets
3.10(c)	Good Title
3.12	Litigation
3.13	Intangible Property
3.14	Brokers
3.15	Conflicting Interests
3.16	Cable Matters
3.17	Digital Broadcasting
4.1	Qualification as a Broadcast Licensee
4.3	Buyer Defaults
4.7	Litigation
5.5	Material Consents

Exhibits

Exhibit A	Promissory Note
Exhibit B	New Lease
Exhibit C	Escrow Agreement
Exhibit D	Security Agreement

ASSET PURCHASE AGREEMENT
This ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of May 2, 2011 by and among CHANNEL 55/42 OPERATING, LP, a Texas limited partnership (“Operating Seller”), USFR TOWER OPERATING, LP, a Texas limited partnership (“Asset Seller”), HUMANITY INTERESTED MEDIA, L.P., a Texas limited partnership (“License Seller”), USFR EQUITY DRIVE PROPERTY LLC, a Texas limited liability company (“Equipment Seller” and, collectively with Operating Seller, Asset Seller and License Seller, “Seller”), and solely for purposes of Sections 3.1, 3.3, 3.4 and Article 10, US FARM & RANCH SUPPLY COMPANY, INC., a Texas corporation (“Parent”), and SPANISH BROADCASTING SYSTEM, INC., a Delaware corporation (“Buyer”).
RECITALS
A. License Seller is the licensee of the following television broadcast station:

	Community of
Station	License/Territory	Facility ID No.	Channel

KTBU (TV)	Conroe, TX	28234	Digital 42 (Virtual Channel 55)
together with any and all other subsequent channels, whether primary or secondary, issued by the Federal Communications Commission (the “FCC”) to Seller with respect to the station listed above (collectively, the “Station”). Seller operates the Station pursuant to certain licenses, authorizations and approvals, including associated broadcast auxiliary authorizations issued by the FCC.
B. Seller desires to sell, assign and transfer to Buyer and Buyer desires to purchase, the Station, the Authorizations and certain of the assets owned by Seller and used in the operations of the Station and described in more detail below and, all under the terms and conditions described herein.
C. Buyer and Seller are executing the Escrow Agreement contemporaneously with this Agreement
NOW, THEREFORE, in consideration of the premises and the mutual promises, representations, warranties and covenants herein contained, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

ARTICLE 1
DEFINITIONS
“Acquired Tangible Personal Property” has the meaning set forth in Section 2.1(a).
“Acquired Intangible Property” has the meaning set forth in Section 2.1(e).
“Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Agreement” has the meaning set forth in the first paragraph of this Agreement.
“Asset Seller” has the meaning set forth in the first paragraph of this Agreement.
“Assets” has the meaning set forth in Section 2.1.
“Assumed Contract” has the meaning set forth in Section 2.1(d).
“Assumed Liabilities” has the meaning set forth in Section 2.3(b).
“Authorizations” has the meaning set forth in Section 3.7.
“Business Day” means any day excluding a Saturday, a Sunday and any day that is a legal holiday under the Laws of the United States or is a day on which banking institutions located in New York City, New York are authorized or required by Law to close.
“Buyer” has the meaning set forth in the first paragraph of this Agreement.
“Buyer’s Disclosure Schedule” has the meaning set forth in Article 4.
“Buyer Indemnitees” has the meaning set forth in Section 10.2(a).
“Charter Documents” means (i) in the case of a corporation, the certificate of incorporation and by-laws of such corporation (ii) in the case of a partnership, the certificate of partnership and partnership agreement and (iii) in the case of a limited liability company, the articles of organization and operating agreement of such limited liability company, in each case including the equivalent documents in the jurisdiction of such entities incorporation, formation or organization.
“Closing” has the meaning set forth in Section 2.6.
“Closing Date” has the meaning set forth in Section 2.6.
“Code” means the Internal Revenue Code of 1986, as amended.
“Communications Act” has the meaning set forth in Section 3.7.

“Communication Laws” has the meaning set forth in Section 3.7.
“Contest Notice” has the meaning set forth in Section 10.4(b).
“Contract” means any unexpired agreement, arrangement, commitment or understanding, written or oral, express or implied.
“Copyrights” means copyrights and mask works, including all renewals and extensions thereof, copyright registrations and applications for registration thereof and non-registered copyrights.
“Deficiencies” has the meaning set forth in Section 10.3.
“Deposit” has the meaning set forth in Section 2.4(b).
“Disclosure Schedule” has the meaning set forth in Article 3.
“Effective Time” has the meaning set forth in Section 2.5(a).
“Excluded Assets” has the meaning set forth in Section 2.2.
“Escrow Agent” has the meaning set forth in Section 2.4(b).
“Escrow Agreement” means that certain agreement attached hereto as Exhibit C.
“Escrow Property” has the meaning set forth in Section 2.4(b).
“Excluded Contracts” has the meaning set forth in Section 2.2(e).
“Excluded Liabilities” has the meaning set forth in Section 2.3(d).
“FCC” has the meaning set forth in Recital A.
“FCC Application” has the meaning set forth in Section 5.8.
“FCC Order” means the order of the FCC consenting to the assignment of all Authorizations to Buyer without any conditions that would restrict, limit, increase the cost or burden of or otherwise adversely affect or impair, in any material respect, the right of Seller or Buyer to the ownership, use, control, enjoyment or operation of the Station or the proceeds therefrom.
“Final” means an order of a governmental authority, or the failure of a governmental authority to act when required by law to prevent a proposed action, which creates rights (i) which are effective, (ii) with respect to which no appeal, request for stay, request for reconsideration or other request for review is pending, (iii) with respect to which the time for appeal, requesting a stay, requesting reconsideration or requesting other review has expired, and (iv) which cannot be set aside sua sponte.
“Final Allocation” has the meaning set forth in Section 2.4(d).

“Final Closing Date” has the meaning set forth in Section 11.1(b).
“Government Agency” has the meaning as set forth in Section 3.8(a).
“Income Tax” means any federal, state, local, or foreign income tax, including any interest, penalty, or addition thereto, whether disputed or not.
“Indemnifying Party” has the meaning set forth in Section 10.2.
“Indemnitees” has the meaning set forth in Section 10.4(a).
“Intangible Property” means intangible personal property of any kind or description, including, without limitation, intellectual property, trademarks, trade names, trade secrets, call letters, service marks, franchises, patents, jingles, slogans, logotypes and commercials.
“IRS” means the Internal Revenue Service.
“Knowledge” means, (i) for Seller, actual knowledge after due inquiry of Donna White, Gregory L. Brown and Erik Peterson and (ii) for Buyer, actual knowledge after due inquiry of Raul Alarcon, Jr. and Joseph A. Garcia.
“Law” means any statute, law, common law, ordinance, regulation, rule, code, injunction, judgment, decree or order of any Governmental Agency.
“Legal Expenses” shall mean any and all fees (whether of attorneys, accountants or other professionals), costs and expenses of any kind reasonably incurred by any Person identified herein and its counsel in investigating, preparing for, defending against, or providing evidence, producing documents or taking other action with respect to any threatened or asserted claim.
“License Seller” has the meaning set forth in the first paragraph of this Agreement.
“Material Consent” means a third party consent under a Contract required in order to assign the Assumed Contract pursuant to this Agreement that is agreed by Buyer and Seller to be material to the operation of the Station and is set forth on Schedule 5.5.
“MVPDs” has the meaning set forth in Section 3.16.
“New Lease” has the meaning set forth in Section 9.1(e).
“Non-Material Contracts” means all Contracts of Seller that (i) do not, by their respective terms, require Seller to pay, or entitle Seller to receive, in excess of $25,000 during any twelve month period or (ii) may be terminated by Seller, without penalty, on thirty (30) days or less notice.
“Operating Seller” has the meaning set forth in the first paragraph of this Agreement.

“Oral Contract” means any oral, express or implied Contracts of Seller.
“Ordinary Course of Business” means the ordinary course of business consistent with Seller’s past custom and practice (including with respect to quantity and frequency) and consistent with the need of reasonably permitting a change to the Station’s programming at Closing.
“Parent” has the meaning set forth in the first paragraph of this Agreement.
“Permitted Affiliate Loan” means a loan provided by Parent, a Seller or one of their Affiliates to any other Seller with respect to the Station or the Assets for the purposes of supplying operating cash flow.
“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).
“Permitted Encumbrances” has the meaning set forth in Section 2.3(a).
“Promissory Note” has the meaning set forth in Section 2.4(c).
“Proposed Allocation” has the meaning set forth in Section 2.4(d).
“Purchase Price” has the meaning set forth in Section 2.4(a).
“Receivables” has the meaning set forth in Section 2.2(i).
“Representatives” has the meaning set forth in Section 5.12.
“Returns” has the meaning set forth in Section 3.6.
“Security Interests” has the meaning set forth in Section 2.3(a).
“Seller” has the meaning set forth in the first paragraph of this Agreement.
“Seller Indemnitees” has the meaning set forth in Section 10.2(b).
“Station” has the meaning set fort in Recital A.
“Subsidiary” means any corporation, partnership, limited liability company or other legal entity with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock, partnership interests, membership interests or other entity interests or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors, managers or general partners.
“Superior Claims” has the meaning set forth in Section 10.1.

“Tangible Personal Property” means all tangible personal property of any kind or description, including, without limitation, equipment, transmitters, electrical devices, antennae, cables, towers equipment, distribution systems, amplifiers, microwave equipment, converters, testing equipment, computers and computer equipment, furniture, fixtures, office materials and supplies, hardware, tools, spare parts, vehicles, towers, software and prize inventory.
“Taxes” has the meaning set forth in Section 3.6(a).
ARTICLE 2
PURCHASE AND SALE OF PROPERTIES AND ASSETS
2.1 Purchase and Sale. At the Closing and on the terms and conditions set forth in this Agreement, Seller shall sell, transfer, convey, assign and deliver to Buyer, free and clear of Security Interests other than Permitted Encumbrances, and Buyer shall acquire and purchase from Seller, all right, title and interest of Seller in and to the following assets, properties and rights (the “Assets”):
(a) Tangible Personal Property. All Tangible Personal Property owned or leased by Seller used or held for use in the operation of the Station listed on Schedule 2.1(a), together with any additions, modifications, alterations or improvements thereto between the date hereof and the Closing Date (collectively, the “Acquired Tangible Personal Property”);
(b) Licenses and Authorizations. All rights in and to the Authorizations issued to Seller, all rights in and to the call letters of the Station at the Closing Date, all broadcast auxiliary and other authorizations of the FCC associated with the operation of the Station, each as listed on Schedule 2.1(b), together with all amendments and all applications therefor, any renewals, extensions or modifications thereof and additions thereto as of the Closing Date and all public inspection files and other required records of Seller;
(c) Agreements for Sale of Time. All orders and agreements now existing, or entered into in the Ordinary Course of Business between the date hereof and the Closing Date, for the sale of advertising time on the Station (including trade accounts) listed in Schedule 2.1(c);
(d) Contracts. All Contracts listed on Schedule 2.1(c) and Schedule 2.1(d), together with any Contracts entered into between the date hereof and the Closing Date and assumed by Buyer pursuant to Section 6.5 (collectively, the “Assumed Contracts”);
(e) Intangible Property. All Intangible Property described on Schedule 2.1(e) (collectively, the “Acquired Intangible Property”);
(f) Files and Records. The files and other records of Seller specifically relating to the Station or the Assets;
(g) Claims. Any and all of Seller’s claims and rights against third parties specifically relating to the Station or the Assets, including, without limitation, those listed on Schedule 2.1(g), but specifically excluding those claims described in Section 2.2(g) and listed on Schedule 2.2(g);

(h) Prepaid Items. All prepaid expenses primarily relating to, and not having substantial application outside of, the Station or the Assets;
(i) Goodwill. All of Seller’s goodwill in, and going concern value of, the Station and the Assets; and
(j) Franchises, Permits. All franchises, approvals, licenses, orders, registrations, certificates, variances and similar rights obtained from Government Agencies exclusively relating to the Station or the Assets, including, without limitation, those listed on Schedule 2.1(j).
2.2 Excluded Assets. Notwithstanding anything to the contrary contained in this Agreement, the Assets shall not include any assets, properties or rights not identified in Section 2.1 (collectively, the “Excluded Assets”). The Excluded Assets shall include, without limitation, the following:
(a) all assets primarily relating to all businesses of Seller and its Affiliates other than the Station;
(b) all pension, 401(k), profit sharing and savings plans and trusts and any other “employee benefit plan” within the meaning of Section 3(3) of ERISA and any assets thereof;
(c) all real property owned, leased, used or held for use by Seller or its Affiliates, together with the furnishings and broadcast equipment listed in Exhibit A of the New Lease;
(d) the minute books, stock books, shareholder lists and similar corporate records of Seller;
(e) any personal property that is owned by any employee of Seller;
(f) all of Seller’s cash on hand or in bank accounts and other cash equivalents including, without limitation, certificates of deposit, commercial paper, treasury bills or money market accounts;
(g) any and all of Seller’s claims and rights against Johnson Broadcasting and any arising from the Uechtritz litigation and such other claims listed on Schedule 2.2(g);
(h) all Contracts, including, without limitation Non-Material Contracts and Oral Contracts, of Seller other than the Assumed Contracts;
(i) all accounts receivable of Seller accrued through the Effective Time (the “Receivables”);
(j) all ownership interests of Seller in any Affiliate, joint venture or any other Person; and
(k) all rights that accrue to Seller under this Agreement.

2.3 Liabilities.
(a) Security Interests. At the Closing, Seller will convey the Assets to Buyer free and clear of all mortgages, liens, deeds of trust, security interests, pledges, options, restrictions, prior assignments, charges, claims, defects in title and encumbrances of any kind or type whatsoever (collectively, the “Security Interests”) except for: (i) liens for Taxes (other than state, federal or local Income Taxes and other Taxes of Seller that do not relate to the Assets) accruing prior to the Closing that are not yet due and payable, (ii) the obligations of Seller to be performed after the Closing Date that Buyer has agreed to assume under the Assumed Contracts as described in Section 2.3(b), (iii) statutory liens of landlords, carriers, mechanics, materialmen, repairmen or like liens incurred in the Ordinary Course of Business and not yet delinquent, and (iv) other than with respect to Real Property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the Ordinary Course of Business which are not, individually or in the aggregate, material to the Station or the Assets (collectively referred to herein as “Permitted Encumbrances”).
(b) Assumed Liabilities. Except as otherwise provided herein and subject to the terms and conditions of this Agreement, as of the Effective Time, Buyer shall assume, and hereby agrees to perform and discharge when due, all liabilities and obligations of the Station and the Assets arising after the Closing Date that relate to periods after the Closing Date or to be performed after the Closing Date under the Assumed Contracts, including, without limitation, any Assumed Contracts the benefits and burdens of which are assigned to Buyer under Section 11.6 (collectively the “Assumed Liabilities”).
(c) Excluded Liabilities. Other than the Assumed Liabilities, Buyer shall not assume or be liable for, and does not undertake or attempt to assume or discharge any obligation of Seller or Parent.
(d) Retained Obligations of Seller. Parent and Seller shall retain and shall hereafter pay, satisfy, discharge, perform and fulfill all liabilities and obligations of Parent, Seller or relating to the Station or the Assets (other than the Assumed Liabilities), including, without limitation, those liabilities and obligations set forth in Section 11.9 (collectively, the “Excluded Liabilities”), as they become due, without any charge or cost to Buyer.
2.4 Purchase Price, Payment and Allocation.
(a) Purchase Price. The aggregate purchase price for the Assets (the “Purchase Price”) shall be Sixteen Million Dollars ($16,000,000.00).
(b) Escrowed Amount. On the date hereof, Buyer shall pay to Kalil & Co., Inc. in its capacity as escrow agent (“Escrow Agent”) under the Escrow Agreement, One Million Six Hundred Thousand Dollars ($1,600,000.00) (the “Deposit”; the Deposit, including any interest, income and earnings thereon, the “Escrow Property”). The Escrow Property shall be subject to release from escrow under the Escrow Agreement to Buyer or Seller in accordance with Section 2 of the Escrow Agreement and, if the Closing occurs, with this Section.

(c) Method of Payment. At the Closing, the Purchase Price shall be paid as follows:
(i) Buyer shall pay to Seller the sum of Eight Million Dollars ($8,000,000.00) less the Deposit by wire transfer of immediately available United States funds pursuant to the instructions of Seller which instructions shall be delivered to Buyer at least two Business Days before the Closing; provided that, for purposes of clarity, if the Escrow Property is released after 180 days from the date hereof (x) in accordance with Section 2(b) of the Escrow Agreement to Seller, but the Closing is thereafter consummated, then Buyer shall pay to Seller the sum of Five Million Nine Hundred Thousand Dollars ($5,900,000.00) by wire transfer of immediately available United States funds pursuant to such instructions as previously described or (y) in accordance with Section 2(c) of the Escrow Agreement to Buyer, but the Closing is thereafter consummated, then Buyer shall pay to Seller the sum of Eight Million Dollars ($8,000,000.00) by wire transfer of immediately available United States funds pursuant to such instructions as previously described;
(ii) in accordance with Section 2(a) of the Escrow Agreement, Buyer and Seller shall deliver joint written instructions regarding the release of the Escrow Property to the Escrow Agent causing the Escrow Agent to release the Escrow Property to Seller at the Closing in accordance with such written instructions; and
(iii) Buyer shall issue to Seller a promissory note, in form attached hereto as Exhibit A (the “Promissory Note”), in the principal amount of Eight Million Dollars ($8,000,000.00).
(d) Allocation of Purchase Price. Within thirty (30) days after the Closing, Buyer shall deliver to Seller a statement of the allocation of the Purchase Price among the Assets in accordance with Section 1060 of the Code and the Income Tax Regulations promulgated under the Code (the “Proposed Allocation”). Seller shall have thirty (30) days following the receipt of the Proposed Allocation during which to notify Buyer of any dispute concerning the Proposed Allocation. Buyer and Seller shall work in good faith to resolve any such disputes. If Buyer and Seller are unable to resolve any such dispute within fifteen (15) days (or such longer period as Buyer and Seller shall mutually agree in writing) of notice of such dispute, such dispute shall be resolved and determined by Hein & Associates LLP, which determination shall be final, conclusive and binding on Buyer and Seller (the allocation agreed to between Buyer and Seller or as determined by Hein & Associates LLP, (the “Final Allocation”). Seller and Buyer agree (i) to jointly complete IRS Form 8594 in the manner required by Section 1060 of the Code, the regulations thereunder and the Allocation, and to file separately such IRS Form 8594 with its federal income tax return for the tax year in which the Closing occurs and (ii) that neither Seller nor Buyer will take a position on any tax return inconsistent with the Final Allocation without the written consent of the other party; provided, however, nothing contained in this Agreement shall prevent Buyer or Seller from settling any proposed deficiency or adjustment by any taxing authority based on or arising out of the Final Allocation, and neither Buyer nor Seller shall be required to litigate before any court, any proposed deficiency or adjustment by any taxing authority challenging such Final Allocation. Notwithstanding anything to the contrary in this Agreement, the provisions of this Section 2.4 shall survive the Closing.

2.5 Adjustments.
(a) General Rule. The following provisions shall be used in prorating income and expenses relating to the Station and the Assets: (i) the operation of the Station and the income and normal operating expenses attributable thereto through 11:59:59 p.m. (Houston Time) (the “Effective Time”) on the Closing Date shall be for the account of Seller and thereafter for the account of Buyer and, if any income or expense is properly allocable or credited, then it shall be allocated, charged or prorated accordingly, (ii) expenses for goods or services received both before and after the Effective Time, power and utilities charges, frequency discounts, insurance premiums for any insurance policies being assigned to Buyer, prepaid cash, time sales agreements, rents and similar prepaid and deferred items shall be prorated between Seller and Buyer as of the Effective Time. At Closing, the parties shall make all known prorations and estimate any remaining prorations in accordance with this Agreement.
(b) Adjustment Schedule. Seller will prepare and deliver to Buyer within ninety (90) days after the Closing Date a report computing the details of the allocations prescribed in Section 2.5(a), in accordance with the provisions of this Agreement. Within thirty (30) days after receiving the report, Buyer will provide Seller with written notice of any objections to the computations. If Buyer has no objections, the party obligated to make payment under the report will do so within five (5) Business Days after the expiration of the thirty- (30-) day period described in the previous sentence. Any disagreement that cannot be resolved by the parties within thirty (30) days after the delivery of written notice of objection by Buyer will be resolved by an independent accounting firm mutually agreeable to the parties. The fees and expenses of such independent account firm shall be borne equally by the parties.
2.6 Closing. The consummation of the transactions provided for in this Agreement (the “Closing”) shall take place at the offices of Lombardo Dufresne LLP, 275 Madison Avenue, 35th Floor, New York, New York, at 11:00 a.m. on (a) the tenth (10th) Business Day after the FCC Order is granted or issued (and not when such FCC Order becomes Final) and all conditions to Closing set forth in Articles 7 and 8 have been satisfied (other than those conditions that by their very nature can only be satisfied at Closing), or (b) such other place, time or date as the parties may agree on in writing. To the extent feasible, the Closing will be held by overnight mail, electronic transmission, wire transfer, facsimile or combination thereof, without the principals present. The date on which the Closing is to occur is referred to herein as the “Closing Date.”
2.7 Compliance with Bulk Sales. The parties hereto hereby waive compliance with any applicable bulk sales laws.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLER
Each Seller jointly and severally represents and warrants to Buyer that the statements contained in this Article 3 are correct and complete on the date hereof and will be correct and complete as of the Closing Date (as though made on and as of the Closing Date), except as set forth in this Article 3 and except as set forth in the disclosure schedule delivered by Seller to Buyer on the date hereof (the “Disclosure Schedule”). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Article 3.
3.1 Corporate Status. Operating Seller is a limited partnership duly organized and validly existing under the laws of the State of Texas, License Seller is a limited partnership duly organized and validly existing under the laws of the State of Texas, Asset Seller is a limited partnership duly organized and existing under the laws of the State of Texas and each is qualified to transact business in every other jurisdiction in which the failure to be so qualified would have a material adverse effect on the Station or the Assets. Parent is a corporation duly organized and validly existing under the laws of the State of Texas. Each Seller and Parent has the requisite corporate or limited partnership, as applicable, power and authority to carry on its business as it is now being conducted and to own and operate the Station and the Assets, and each Seller and Parent has the requisite corporate or limited partnership, as applicable, power to enter into and complete the transactions contemplated by this Agreement.
3.2 No Options. No Affiliate of any Seller or any other Person (other than Buyer) has an interest in, or right or option to acquire, any of the Assets or any property primarily used in the operation of the Station.
3.3 Entity Action. All corporate and partnership actions and proceedings required to be taken by or on the part of each Seller and Parent under applicable law, in connection with its performance, execution and delivery of this Agreement have been duly and validly taken and this Agreement has been duly and validly authorized, executed, and delivered by each Seller and Parent and constitutes the legal, valid and binding obligation of each Seller and Parent enforceable against such Seller and Parent in accordance with and subject to its terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.
3.4 No Defaults. Neither the execution, delivery and performance by Seller and Parent of this Agreement nor the consummation by Seller and Parent of the transactions contemplated hereby is an event that, by itself or with the giving of notice or the passage of time or both, will: (a) violate or conflict with any provision of the Charter Documents of such Seller or Parent; (b) assuming the consents: (i) referred to in Section 3.9, (ii) required in connection with any assignment to Buyer of the Assumed Contracts or (iii) otherwise contemplated by this Agreement are obtained, constitute a violation of, conflict with or result in any breach of or any default under, result in any termination or modification of, or cause any acceleration of any obligation of Seller or Parent under any contract, mortgage, indenture, agreement, lease or other instrument to which Seller or Parent is party or by which it is bound, which violation, conflict, breach or default would have a material adverse effect on Parent, Seller or Buyer, the Station, the Assets or the ability of Parent or Seller to enter into this Agreement or consummate the transactions contemplated hereby or result in the creation of any Security Interest on the Assets; (c) violate any judgment, decree, order, statute, law, rule or regulation of any court, arbitrator or government or regulatory body applicable to Parent, Seller, the Station or the Assets; or (d) result in the creation or imposition of any lien, charge or encumbrance against the Station or the Assets.

3.5 Contracts, Leases, Agreements and Other Commitments. Set forth on Schedule 2.1(d) is a complete and accurate list of each Assumed Contract. Seller is not party to, nor is bound by, any Contract, lease, power of attorney, guaranty, surety arrangement or other commitment related to the operation of the Station, including, without limitation, any Contract for the purchase or sale of merchandise, programming or software or for the rendition of services, except for the Non-Material Contracts, Oral Contracts and Assumed Contracts. Accurate and complete copies of each of the Assumed Contracts, together with all amendments thereto, have heretofore been delivered or made available to Buyer. Except as set forth on Schedule 3.5, there does not exist any event of default under, and Seller is not in breach of any term, provision or condition of, any Assumed Contract. To Seller’s Knowledge, no other party thereto is in default or breach under any of the Assumed Contracts.
3.6 Taxes.
(a) All federal, state and local returns, reports, estimates and other statements (“Returns”) required to have been filed with any jurisdiction with respect to Seller or the operation of the Station with respect to any income, franchise, property, sales, value-added, payroll, withholding, excise, assessment, levy, capital and all other taxes, duties, penalties, assessments or deficiencies of every nature and description (collectively, “Taxes”) have been duly and timely filed by Seller and each such Return correctly reflects the amount of Taxes required to be reported or paid or both. Other than as set forth on Schedule 3.6, Seller has paid all Taxes due and payable that it is required to pay, incur or accrue before the date hereof. There is no amount of Taxes that are past due. No consent extending the applicable statute of limitations has been filed by or with respect to Seller with respect to any of such Taxes for any years. There is no action, suit, proceeding, audit, investigation or claim now pending, or to Seller’s Knowledge, threatened, regarding any Taxes or any Return of Seller.
(b) There are no Tax liens on any of the Assets. Seller is not a “foreign person” as defined in Section 1445(f)(3) of the Code.
(c) Seller has withheld amounts from its employees working in its business in accordance with applicable law. With respect to such employees, Seller has filed all Returns required to be filed and paid all required Taxes with respect to employee income tax withholding, social security, Medicare and unemployment taxes and other similar taxes and charges, in compliance with the tax withholding provisions of the Code and other applicable federal, state and local laws.
3.7 Licenses. Seller is the holder of all licenses, permits, franchises, authorizations and approvals, including associated broadcast auxiliary service authorizations or authorizations of any governmental or quasi-governmental authority required for the operation of the Station (collectively, the “Authorizations”). The Authorizations constitute all of the licenses and authorizations required under the Communications Act of 1934, as amended (the “Communications Act”), and the current rules, regulations and published policies of the FCC for the operation of the Station as currently operated (said FCC rules, regulations and published policies, collectively with the Communications Act, are referred to herein as the “Communications Laws”). The Authorizations are validly issued, in full force and effect and have not been revoked, suspended, canceled, rescinded or terminated and have not expired and are not subject to any conditions that would require operation of the Station in a manner materially different than their operations as of the date hereof. No waiver of any Communications Laws is required for Seller to be the holder of any of the Authorizations. Except as listed on Schedule 3.7, (i) there is no pending or, to Seller’s Knowledge, threatened action by or before the FCC to revoke, suspend, cancel, rescind or modify any of the Authorizations (other than proceedings to amend FCC rules of general applicability), (ii) there is not now issued or outstanding or pending or threatened by or before the FCC, any order to show cause, notice of violation, notice of apparent liability, or notice of forfeiture or complaint against Seller or the Station, and (iii) there are no pending applications filed by Seller seeking to modify or revoke any Authorizations. Other than as set forth in Schedule 3.7, the Station is operating in all material respects in compliance with the Authorizations and the Communications Laws. Other than the Authorizations, there are no licenses, permits or authorizations of any governmental or quasi-governmental authority required to operate the Station. Other than as set forth in Schedule 3.7, Seller has complied in all material respects with the Communications Laws and all writs, injunctions, ordinances, decrees or orders of the FCC that are applicable to Seller, the Assets or the Station.

3.8 Compliance with Laws; Additional Regulatory Matters.
(a) Law. Except as set forth in Schedule 3.8(a), the Station, Assets and Seller are compliant, in all material respects, with applicable federal, state and local requirements of any agency of the Federal, State or local government (each, a “Government Agency”) having jurisdiction over the Stations, Assets or Seller.
(b) Reports. All reports and filings required to be filed with the FCC and any other Government Agency directly relating to the Station by Seller have been timely filed. All such reports and filings are accurate and complete in all material respects and filed on a timely basis. Seller maintains appropriate public files at the Station as required by the Communications Laws. Except as disclosed on Schedule 3.8(b), with respect to FCC licenses, permits and Authorizations of Seller, Seller is operating only those facilities for which appropriate Authorizations have been obtained from the FCC and are in full force and effect and Seller is complying with the terms and conditions of such Authorizations.
(c) No Notices. Seller has not received notice or other communication indicating that it does not comply with all requirements of (i) the Communications Laws or (ii) applicable state and local statutes, regulations and ordinances. Seller has no Knowledge and has not received any notice or communication, formal or informal, indicating that the FCC or any other Government Agency is considering revoking, suspending, modifying, canceling, rescinding or terminating any Authorization.
(d) RF Radiation. The operation of the Station does not cause or result in exposure of workers or the public to levels of radio frequency radiation in violation of FCC rule Section 1.310 or FCC OST/OET Bulletin Number 65.
3.9 Approvals and Consents. The only material approvals or consents of persons or entities not a party to this Agreement that are legally or contractually required to be obtained by Seller in connection with the consummation of the transactions contemplated by this Agreement are those which are contemplated by Sections 5.5 and 5.8. Any approvals under the Assumed Contracts or with any Government Agency are “material” for purposes of this Section. Except as provided on Schedule 3.9, no approval or consent of the holders of any Security Interest or any other security holder is required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

3.10 Condition of Assets.
(a) All Assets. Except as set forth on Schedule 3.10(a), the Assets constitute all of the assets necessary for Seller to operate the Station as currently conducted.
(b) Tangible Personal Property. Schedule 2.1(a) contains a true and complete list of all items of Tangible Personal Property of every kind or description owned, leased, licensed or used by Seller principally in the conduct of the Station, except for office materials and supplies (which office supplies or any replacements thereof shall be part of the Assets). Any Acquired Tangible Personal Property that is leased or licensed by Seller, whether as lessor, lessee, licensee or licensor, is separately designated on Schedule 2.1(a) and all related lease agreements are described on Schedule 2.1(a). Except as set forth on Schedule 3.10(a), the Acquired Tangible Personal Property constitutes all of the Tangible Personal Property necessary for Seller to operate the Station as currently conducted.
(c) Good Title, Operating Condition. Except as listed on Schedule 3.10(c): (i) Seller has good, valid and marketable title to or the unrestricted right to use all of the Assets owned, leased or licensed by it, in each case, free and clear of all Security Interests of every kind or character (other than Permitted Encumbrances and other than the Security Interests to be released at Closing); (ii) Seller is the owner, lessee or licensee of all of the Acquired Tangible Personal Property; and (iii) all Acquired Tangible Personal Property, including equipment and electrical devices, is in usable operating condition and repair, normal wear and tear excepted, and has been maintained in all material respects in accordance with the Communications Laws.
3.11 Insolvency Proceedings. Neither Seller nor any of the Station or the Assets are the subject of any pending or, to the Knowledge of Seller, threatened insolvency proceedings of any character, including, without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary. In respect of the Assets, Seller has not made an assignment for the benefit of creditors, fraudulent conveyances, preferences or transfers nor has Seller taken any action with respect to the institution of any such insolvency proceedings.
3.12 Litigation. Except as set forth on Schedule 3.12, there are no suits, arbitrations, administrative charges or other legal proceedings, claims or governmental investigations pending or, to Seller’s Knowledge, threatened against Seller that otherwise affect the Station or the Assets. Except as set forth on Schedule 3.12, Seller has not been operating under or subject to, or in default with respect to, any order, writ, injunction or decree relating to the Station or the Assets of any court or federal, state, municipal or other governmental department, commission, board, agency or instrumentality.
3.13 Intangible Property. Except as set forth on Schedule 3.13, the Acquired Intangible Personal Property constitutes all of the Intangible Personal Property necessary for Seller to operate the Station as currently conducted. Seller has all right, title and interest in and to all Intangible Property necessary in the operation of the Station as currently operated. Seller has not received notice of any claim against it involving any conflict or claim of conflict of any items of Acquired Intangible Property. Except as disclosed on Schedule 3.13, Seller is not in violation, breach or default under any lease or license agreement relating to Acquired Intangible Personal Property. Seller has not infringed any third-party’s copyright, patent, trademark, service mark, logotype, license or other proprietary right relating to Acquired Intangible Personal Property, including the use of any call sign, slogan or logo by any broadcast station or cable systems in the marketing area of the Station that may become confusingly similar to the call sign, slogans and logos currently used by the Station. Seller owns or possesses adequate licenses or other rights to use all of the Acquired Intangible Property.

3.14 Brokers. Except as set forth on Schedule 3.14, there is no broker or finder or other Person who would have any valid claim through Seller against any of the parties to this Agreement for a commission or brokerage fee or payment in connection with this Agreement or the transactions contemplated hereby as a result of any agreement of, or action taken by, Seller.
3.15 Conflicting Interests. Except as disclosed on Schedule 3.15, neither Seller nor any director, officer, member, manager, partner or shareholder of Seller, has any financial interest in any supplier, advertiser or customer of Seller or in any other business enterprise with which the Station or Seller engages in business or with which the Station or Seller is in competition. The ownership of less than one percent of the outstanding capital stock of a publicly held corporation shall not be deemed a violation of this representation and warranty.
3.16 Cable Matters. Schedule 3.16 sets forth, as of the date hereof (i) to Seller’s Knowledge, a list of all multichannel video programming distributors, including but not limited to cable systems, SMATV systems, open video systems, Broadband Radio Service systems and DBS systems (collectively, “MVPDs”) that carry the Station’s signal and the channels on which such signal is carried, (ii) a list of all MVPDs to which Seller has provided a must-carry notice or retransmission consent notice in accordance with the provisions of the Communications Laws for the three-year period ending December 31, 2011, including the disposition and current status of each such must-carry or retransmission consent notice; and (iii) a list of all retransmission consent and/or copyright indemnification contracts entered into with any MVPD with respect to the Station for the three-year period ending December 31, 2011 (including any such contracts that cover any period beyond December 31, 2011) and the expiration date for each such contract. Except as set forth on Schedule 3.16, consummation of the transactions contemplated hereunder will not require consent of any person with respect to carriage pursuant to a retransmission consent agreement on any MVPD. No MVPD has declined or refused to carry the Station or disputed a Station’s right to carriage pursuant to the Station’s must-carry or retransmission consent election, as the case may be. Seller has provided or made available to Buyer true, correct and complete copies, including all amendments, of the agreements referenced in Schedule 3.16.
3.17 Digital Broadcasting. The Station has been assigned by the FCC the digital channel listed on Schedule 2.1(b) for the provision of DTV service, and the Authorizations include the FCC authorization(s) for such digital channel. The Station is broadcasting its DTV signal in material compliance with such authorization(s); the Station is in compliance in all material respects with the FCC’s build-out and operational requirements for digital television; and no further construction or facilities modifications will be required to meet such requirements. Except as set forth on Schedule 3.17, neither Seller nor any Person on behalf of Seller has leased, licensed, assigned, conveyed or otherwise encumbered the Station’s digital spectrum or any portion thereof or granted rights to any party to broadcast on the Station’s digital spectrum or any portion thereof.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to Seller that the statements contained in this Article 4 are correct and complete as of the date hereof and will be correct and complete as of the Closing Date (as though made on and as of the Closing Date), except as set forth in this Article 4 and except as set forth in the disclosure schedule delivered by Buyer to Seller on the date hereof (the “Buyer Disclosure Schedule”). The Buyer Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Article 4.
4.1 Qualification as a Broadcast Licensee. Buyer is familiar with the Communications Laws. Except as set forth on Schedule 4.1, Buyer is legally and financially qualified under the Communications Laws to acquire the Station from Seller. Except as set forth on Schedule 4.1, there is no fact or condition known to Buyer that would, under the Communications Laws, disqualify Buyer as owner and operator of the Station or constitute grounds for the filing of a petition to deny or objection related to the qualifications of Buyer or that would reasonably be expected to result in a delay for FCC approval of the assignment applications. Except as set forth on Schedule 4.1, to Buyer’s Knowledge, no waiver of any Communications Laws existing as of the date hereof will be required, with respect to Buyer, to obtain FCC approval of the assignment applications.
4.2 Status.
(a) Buyer. Buyer is a corporation duly organized, in good standing and validly existing under the laws of Delaware. Buyer is (or will be at the Closing) duly authorized to transact business in the State of Texas. Buyer has the requisite corporate power to enter into and complete the transactions contemplated by this Agreement.
(b) Approvals and Consents. There are no approvals or consents of Persons not a party to this Agreement that are legally or contractually required to be obtained by Buyer in connection with the consummation of the transactions contemplated by this Agreement other than the FCC Order.
4.3 No Defaults. Neither the execution, delivery and performance by Buyer of this Agreement nor the consummation by Buyer of the transactions contemplated hereby is an event that, by itself or with the giving of notice or the passage of time or both, will: (a) violate or conflict with any provision of the Charter Documents of Buyer, (b) constitute a violation of, conflict with or result in any breach of or any default under, result in any termination or modification of, or cause any acceleration of any obligation under any material contract, mortgage, indenture, agreement, lease or other instrument to which Buyer is a party or by which it or any of its material assets are bound, or (c) except as set forth on Schedule 4.3, violate any judgment, decree, order, statute, law, rule or regulation of any court, arbitrator or government or regulatory body applicable to Buyer or the assets of Buyer.

4.4 Entity Action. All corporate actions and proceedings required to be taken by or on the part of Buyer under applicable law, in connection with its performance, execution and delivery of this Agreement have been duly and validly taken, and this Agreement has been duly and validly authorized, executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with and subject to its terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.
4.5 Brokers. There is no broker or finder or other Person who would have any valid claim through Buyer against any of the parties to this Agreement for a commission or brokerage fee or payment in connection with this Agreement or the transactions contemplated hereby as a result of, any agreement of or action, taken by Buyer.
4.6 Insolvency Proceedings. Buyer is not the subject of any pending or, to Buyer’s Knowledge, threatened insolvency proceedings of any character, including without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary.
4.7 Litigation. There is no claim, action, suit, proceeding or governmental investigation pending or, to Buyer’s Knowledge, threatened by Buyer, by or before any Governmental Agency or by any third party which challenges the validity of this Agreement or which would be reasonably likely to adversely affect or restrict Buyer’s ability to consummate the transactions contemplated by this Agreement. Except as set forth on Schedule 4.7, there are no, and have not been for the past five years, any suits, arbitrations, administrative charges or other legal proceedings, claims or governmental investigations pending or, to Buyer’s Knowledge, threatened against Buyer or any of its Affiliates relating to the acquisition or disposition of media companies or broadcast stations.
4.8 Financial Capability. Buyer has and will have as of the Closing Date sufficient funds on hand to consummate the Closing and the financial capability to perform all other transactions contemplated by this Agreement (including without limitation the issuance and payment of the Promissory Note).
ARTICLE 5
COVENANTS OF SELLER PENDING THE CLOSING
Seller covenants and agrees that, from the date hereof until the termination of this Agreement or the completion of the Closing:
5.1 Operations of the Business.
(a) Ordinary Operations. Until the Closing (except as otherwise provided in this Agreement or consented to in writing by Buyer, which consent shall not be unreasonably withheld or delayed), Seller will operate the Station in the Ordinary Course of Business. Without limitation of the foregoing, Seller shall:
(i) keep its books and accounts, records and files relating to the Station in the usual and ordinary manner;
(ii) pay and discharge all of its debts and obligations relating to the Station and the Assets;

(iii) operate the Station in compliance with the terms of the Authorizations and all applicable laws, rules and regulations, including, without limitation, Communications Laws; and
(iv) timely file or cause to be filed all reports and other filings required to be filed with any Government Agency, including, without limitation, the FCC with respect to the Station.
(b) Condition of Assets. All Tangible Personal Property necessary for the operation of the Station shall be maintained in its existing condition and repair, normal wear and tear excepted, and the Operating Seller shall maintain adequate and usual supplies of office supplies, spare parts and other materials as have been customarily maintained in accordance with past practices of Seller. Seller shall use its commercially reasonably efforts to preserve intact the Assets necessary for the operation of the Station and to maintain in effect the casualty and liability insurance on such Assets heretofore in force.
5.2 Prohibited Actions. Except as otherwise specifically provided herein, before the Closing Date, Seller shall not, without the prior written consent of Buyer:
(a) Sell, lease or transfer or agree to sell, lease or transfer, any Assets, except for incidental sales or leases of Assets in the Ordinary Course of Business;
(b) Except as may be required by law or existing written plans or agreements, grant any raises to any employees or consultants of the Station (except in the Ordinary Course of Business), establish or modify any severance plan, pay any substantial bonuses to employees of the Station (except in the Ordinary Course of Business), enter into any contract of employment with any employee of the Station, change any benefits to employees or consultants or enter into any independent contractor agreement relating to the Station;
(c) Except in the Ordinary Course of Business, renegotiate, modify, renew, amend, or terminate any existing Contracts;
(d) Make any change in the Station’s buildings, leasehold improvements or fixtures, except in the Ordinary Course of Business;
(e) Other than Permitted Affiliate Loans, enter into any contracts with Affiliates of Seller with respect to the Station or the Assets;
(f) Apply to the FCC for any construction permit that would restrict or modify the Station’s present operations;
(g) Make or attempt to make any change in the Authorizations, other than renewals or extensions necessary to keep such Authorizations in full force and effect;
(h) Enter into any Contract relating to the Station or the Assets, other than a Non-Material Contract or other than as contemplated by this Agreement.

5.3 Access to Facilities, Files and Records. At the reasonable request of Buyer and on reasonable advance notice, Seller shall, from time to time, promptly give or cause to be given to the officers, employees, accountants, counsel, agents, consultants and representatives of Buyer full access during normal business hours to: (i) all facilities, properties, accounts, books, deeds, title papers, insurance policies, agreements, contracts, commitments, records and files of every character, including, without limitation, equipment, machinery, fixtures, furniture, vehicles, notes and accounts payable and receivable relating to the Station; and (ii) all such other information concerning the Station and the Assets as Buyer may reasonably request. Any investigation or examination by Buyer in connection with the foregoing shall not in any way diminish or obviate any representations or warranties of Seller made in this Agreement, the Schedules and documents delivered pursuant to this Agreement. Any investigation or examination by Buyer shall be conducted in such a manner so as not to interfere unreasonably with the operation of the business of Seller.
5.4 Representations and Warranties. Seller shall give detailed written notice to Buyer promptly on learning of the occurrence of any breach in any material respect of any of Seller’s representations or warranties contained in this Agreement; provided, however, that any such notice shall not affect Seller’s liabilities or obligations hereunder or Buyer’s rights and interests hereunder.
5.5 Consents. Seller shall use its commercially reasonable efforts to obtain the consent or approval of any third Person required under any Assumed Contract in order to assign any such Assumed Contract from Seller to Buyer, including providing adequate notice of the assignment where applicable. Schedule 5.5 lists all of the Material Consents.
5.6 Notice of Proceedings. Seller will promptly notify Buyer in writing upon: (a) receiving notice or a copy of any order or decree or any complaint praying for an order or decree restraining or enjoining the consummation of this Agreement or the transactions contemplated hereunder; or (b) receiving any notice from any Government Agency: (i) to institute an investigation into, or institute a suit or proceeding to restrain or enjoin, the consummation of this Agreement or such transactions, or (ii) to nullify or render ineffective this Agreement or such transactions if consummated.
5.7 Consummation of Agreement. Subject to the provisions of Section 11.1, Seller shall fulfill and perform all conditions and obligations on its part to be fulfilled and performed under this Agreement and use its commercially reasonable efforts to cause the transactions contemplated by this Agreement to be fully carried out.

5.8 Applications for FCC Consents. As promptly as practicable following the date hereof and in no event later than five (5) Business Days hereafter, Seller and Buyer shall file an application requesting the FCC’s written consent to the assignment of the Authorizations to Buyer (the “FCC Application”). Seller and Buyer shall use their commercially reasonable efforts to prosecute the FCC Application to a favorable conclusion. Each party shall promptly provide the other with a copy of any pleading, order or other document served on such party relating to such FCC Application. Without limiting the foregoing, Buyer and Seller shall fully cooperate in the taking of all steps, and provide any additional information reasonably requested, and use their respective commercially reasonable efforts to resolve objections that may be asserted by the FCC or any third party, in order to obtain the FCC Order promptly; provided however, that Buyer shall not be required to agree to divest any station owned by Buyer as of the date of this Agreement as a precondition to obtaining the FCC Order. If reconsideration or judicial review is sought with respect to the FCC Order, the party or parties affected shall diligently oppose such efforts for reconsideration or judicial review. Each party shall notify the other party of all documents filed with or received from the FCC. If either party becomes aware of any fact or circumstance that would prevent or delay the FCC Order, it shall promptly notify the other party thereof. If Closing occurs hereunder without the FCC Order and any required extension of the terms thereof becoming Final, then the parties’ obligations under this Section shall survive the Closing until the FCC Order and all such consents and extensions become Final.
5.9 Publicity. Neither Buyer nor Seller (nor any of their Affiliates) shall issue or cause the publication of any press release or any other public statement or any correspondence or other communication with respect to the execution and Closing of this Agreement unless such release or statement has been consented to by the other party hereto; provided, however, that if any release or public statement is required by applicable law or in connection with a communication to Buyer’s or Seller’s shareholders, Buyer or Seller shall be permitted to make such disclosure after the other party hereto shall have had the prior opportunity to review and comment thereon for at least one (1) Business Day prior to such disclosure.
5.10 Taxes.
(a) Seller shall be liable for and shall pay when due all Taxes (whether assessed or unassessed) applicable to the Assets or the Station, in each case attributable to periods (or portions thereof) ending on or prior to the Effective Time, Buyer shall be liable for and shall pay when due all Taxes (whether assessed or unassessed) applicable to the Assets or the Station, in each case attributable to periods (or portions thereof) beginning after the Effective Time. For purposes of this Section 5.10(a), any period beginning before and ending after the Effective Time shall be treated as two partial periods, one ending at the Effective Time and the other beginning after the Effective Time.
(b) All Returns not required to be filed on or before the date hereof (i) will, to the extent required to be filed on or before the Effective Time, be timely filed (giving consideration to any applicable extensions) by Seller in accordance with all applicable Laws, and (ii) as of the time of filing, will correctly reflect, in all material respects, the income, business, assets, operations, activities and status of the Assets, Station and Seller and any other information required to be shown therein.
(c) Seller or Buyer, as the case may be, shall provide reimbursement for any Tax paid by the other party, all or a portion of which is the responsibility of Seller or Buyer, as the case may be, in accordance with the terms of this Agreement. Within a reasonable time before the payment of any such Tax, the party paying such Tax shall give notice to the other party of the Tax payable and the portion that is the liability of each party, although failure to do so will not relieve the other party from its liability hereunder.

5.11 Confidentiality. Any and all information, disclosures, knowledge or facts regarding Buyer and its operations derived from or resulting from Seller’s acts or conduct (including, without limitation, acts or conduct of Seller’s managers, partners, officers, employees, accountants, counsel, agents, consultants or representatives, or any of them (collectively, “Representatives”)) under the provisions of this Section or otherwise obtained by Seller (or its Representatives) pursuant to or in connection with this Agreement, shall be confidential and shall not be divulged, disclosed or communicated to any other Person, except as required by law and to Seller’s Representatives and their respective attorneys for the purpose of consummating the transactions contemplated by this Agreement and Seller shall be responsible for any breach of confidentiality by any such Person. If this Agreement terminates before Closing, Seller shall return promptly any information obtained regarding Buyer and Seller shall instruct their Representatives to return any such information.
5.12 Exclusivity. Seller will not (i) solicit, initiate, or knowingly encourage the submission of any proposal or offer from any Person relating to the acquisition of any of any portion of the Assets or the Station or (ii) participate in any negotiations regarding, furnish any information with respect to, assist, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. Seller will notify Buyer promptly if any Person makes any proposal, offer, inquiry or contact with respect to any of the foregoing.
ARTICLE 6
COVENANTS OF BUYER PENDING THE CLOSING
Buyer covenants and agrees that from date hereof until the completion of the Closing:
6.1 Consummation of Agreement. Subject to the provisions of Section 11.1, Buyer shall fulfill and perform all covenants and obligations on its part to be fulfilled and performed under this Agreement and to cause the transactions contemplated by this Agreement to be fully carried.
6.2 Notice of Proceedings. Buyer will promptly notify Seller in writing upon: (a) becoming aware of any order or decree or any complaint praying for an order or decree restraining or enjoining the consummation of this Agreement or the transactions contemplated hereunder; or (b) receiving any notice from any Government Agency of its intention: (i) to institute an investigation into, or institute a suit or proceeding to restrain or enjoin, the consummation of this Agreement or such transactions, or (ii) to nullify or render ineffective this Agreement or such transactions if consummated.
6.3 Representations and Warranties. Buyer shall give detailed written notice to Seller promptly on learning of the occurrence of any breach in any material respect of any of Buyer’s representations or warranties contained in this Agreement; provided, however, that any such notice shall not affect Buyer’s liabilities or obligations hereunder or Seller’s rights and interests hereunder.

6.4 Publicity. None of Buyer or any of its Affiliates shall issue or cause the publication of any press release or any other public statement or any correspondence or other communication with respect to the execution and Closing of this Agreement unless such release or statement has been consented to by Seller or if release or public statement is required by applicable law and then only after Seller shall have had the prior opportunity to review and comment thereon for at least one (1) Business Day prior to such required disclosure.
6.5 Contracts Not to be Assumed. As contemplated by Section 2.1(d) and Section 5.2(h), from time to time following the date hereof, Seller may request that Buyer consent to Seller entering into additional Contracts. If Buyer so consents, such additional Contracts shall be deemed to be Assumed Contracts and added to the Schedules to this Agreement and shall be assigned to and assumed by Buyer at the Closing. If Seller enters into any Contracts after the date hereof without Buyer’s consent, in addition to any other remedies Buyer may have under this Agreement, such Contracts may be accepted or rejected at Closing by Buyer in its sole discretion.
6.6 Confidentiality. Any and all information, disclosures, knowledge or facts regarding Parent, Seller, the Assets and the Station and their operations derived from or resulting from Buyer’s acts or conduct (including, without limitation, acts or conduct of Buyer’s Representatives) under the provisions of this Section or otherwise obtained by Buyer (or its Representatives) pursuant to or in connection with this Agreement (other than any information, knowledge or fact that is or becomes part of the public domain other than as a result of breach of this Section by Buyer or its Representatives), shall be confidential and shall not be divulged, disclosed or communicated to any other Person, except as required by law and to Buyer’s Representatives and their respective attorneys for the purpose of consummating the transactions contemplated by this Agreement and Buyer shall be responsible for any breach of confidentiality by any such Person. If this Agreement terminates before Closing, Buyer shall return promptly any information obtained regarding Parent, Seller, the Station or the Assets and Buyer shall instruct its Representatives to return any such information.
6.7 Consents. Buyer shall cooperate with Seller and use its commercially reasonable efforts to obtain the consent or approval of any third Person required under any Contract in order to assign any such Contract from Seller to Buyer including by providing such assurances as to financial capability, resources and creditworthiness as may be reasonably requested by any third Person whose consent or approval is sought in connection with the transactions contemplated hereby.

ARTICLE 7
CONDITIONS TO THE OBLIGATIONS OF SELLER
The obligations of Seller under this Agreement are, at their option, subject to the fulfillment of the following conditions before or on the Closing Date:
7.1 Representations, Warranties and Covenants.
(a) Representations True. The representations and warranties of Buyer made in this Agreement that are qualified as to materiality shall be true and correct on the date hereof and on and as of the Closing Date as though made on and as of the Closing Date and all other representations and warranties of Buyer made in this Agreement shall be true and correct in all material respects on the date hereof and on and as of the Closing Date as though made on and as of the Closing Date; provided, however, representations and warranties that by their terms speak as of a specific date need be true and correct in all respects or all material respects, as the case may be, only as of such specified date;
(b) Buyer Compliance. Buyer shall have performed and complied in all material respects with each and every covenant and agreement required by this Agreement to be performed or complied with by it before or on the Closing Date;
(c) Certificate of Buyer. Buyer shall furnish Seller with a certificate, dated the Closing Date and duly executed by an officer of Buyer to the effect that the conditions set forth in Sections 7.1(a) and (b) have been satisfied; and
(d) Other Documents. Buyer shall furnish Seller with such certificates, documents or instruments with respect to Buyer as Seller may have reasonably requested before the Closing to carry out the intent and purposes of this Agreement.
7.2 Proceedings.
(a) No Injunction. No party shall be subject to any restraining order or injunction restraining or prohibiting the consummation of the transactions contemplated hereby.
(b) Postponement. In the event such a restraining order or injunction is in effect, this Agreement may not be terminated by Seller as result of the failure of the condition set forth in Section 7.2(a) prior to the Final Closing Date but the Closing shall be delayed during such period.
7.3 Deliveries. Buyer shall have complied with each and every one of its obligations set forth in Section 9.2.
7.4 Authorizations. Except as otherwise contemplated by Section 2.6, the FCC Order shall have been granted and shall be effective.
7.5 Other Consents. Buyer shall have obtained all consents, approvals and waivers of Government Agencies and other persons or parties as are required for the consummation of the transactions contemplated by this Agreement.

ARTICLE 8
CONDITIONS TO THE OBLIGATIONS OF BUYER
The obligations of Buyer under this Agreement are, at its option, subject to the fulfillment of the following conditions before or on the Closing Date:
8.1 Representations, Warranties and Covenants.
(a) Representations True. The representations and warranties of Seller made in this Agreement that are qualified as to materiality shall be true and correct on the date hereof and on and as of the Closing Date as though made on and as of the Closing Date and all other representations and warranties of Seller made in this Agreement shall be true and correct in all material respects on the date hereof and on and as of the Closing Date as though made on and as of the Closing Date; provided, however, representations and warranties that by their terms speak as of a specific date need be true and correct in all respects or all material respects, as the case may be, only as of such specified date;
(b) Seller’s Performance. Seller shall have performed and complied in all material respects with each and every covenant and agreement required by this Agreement to be performed or complied with by them before or on the Closing Date;
(c) Seller’s Certificates. Seller shall have furnished Buyer with certificates, dated the Closing Date and duly executed by an officer of Seller, to the effect that the conditions set forth in Sections 8.1(a) and (b) have been satisfied; and
(d) Other Documents. Seller shall furnish Buyer with such certificates, documents or instruments with respect to Seller as Buyer may have reasonably requested before the Closing to carry out the intent and purposes of this Agreement.
8.2 Proceedings.
(a) No Injunction. No party shall be subject to any restraining order or injunction restraining or prohibiting the consummation of the transactions contemplated hereby.
(b) Postponement. If such a restraining order or injunction is in effect, then this Agreement may not be terminated by Buyer as result of the failure of the condition set forth in Section 8.2(a) prior to the Final Closing Date but the Closing shall be delayed during such period.
8.3 Liens Released. All Security Interests pertaining to the Assets shall be released of record and there shall be no liens on the Assets, except for Permitted Encumbrances.
8.4 Deliveries. Seller shall have complied with each and every one of its respective obligations set forth in Section 9.1.
8.5 Other Consents. Seller shall have obtained all Material Consents, including, without limitation, all approvals and waivers of Government Agencies as are required for the consummation of the transactions contemplated by this Agreement, without any change in the terms thereof, except these approved by Buyer in writing.
8.6 Authorizations. Except as otherwise contemplated by Section 2.6, the FCC Order with respect to all Authorizations issued by the FCC shall have been granted or issued (and not when such FCC Order becomes Final).

ARTICLE 9
ITEMS TO BE DELIVERED AT THE CLOSING
9.1 Deliveries by Seller. At the Closing, Seller shall deliver to Buyer, duly executed by Seller or such other signatory as may be required by the nature of the document:
(a) Bills of Sale; Assignments. Bills of sale, assignments of Authorizations, assignments and assumptions, certificates of title, endorsements, assignments and other good and sufficient instruments of sale, conveyance, transfer and assignment, in form and substance reasonably satisfactory to Buyer, sufficient to sell, convey, transfer and assign to Buyer all right, title and interest of Seller in and to the Assets and the Station and to quiet Buyer’s title thereto;
(b) Resolutions. Certified copies of resolutions, duly adopted by the members, managers, partners or directors, as applicable, of Seller, which shall be in full force and effect at the time of the Closing, authorizing the execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby;
(c) Officer’s Certificate. The certificate referred to in Section 8.1(c);
(d) Consents. All Material Consents to Buyer in form and content reasonably satisfactory to Buyer;
(e) New Lease. The lease agreement between USFR Equity Drive Property LLC and Buyer, the form of which is attached hereto as Exhibit B (the “New Lease”); and
(f) Escrow Agreement Instructions. The joint instructions referred to in Section 2.4(c)(ii).
9.2 Deliveries by Buyer. At the Closing, Buyer shall deliver to Seller, duly executed by Buyer or such other signatory as may be required by the nature of the document:
(a) Purchase Price. The Purchase Price, which shall be paid in the manner specified in Section 2.4;
(b) Assumption Agreements. An instrument or instruments of assumption of the Assumed Contracts by Buyer, in form and substance reasonably satisfactory to Seller;
(c) Resolutions. Certified copies of resolutions, duly adopted by the board of directors of Buyer, which shall be in full force and effect at the time of the Closing, authorizing the execution, delivery and performance of this Agreement, the Promissory Note, the Security Agreement and the consummation of the transactions contemplated hereby by Buyer;
(d) Officer’s Certificate. The certificate referred to in Section 7.1(c);
(e) New Lease. The New Lease;
(f) Promissory Note. The Promissory Note referred to in Section 2.4(b);
(g) Security Agreement. The security agreement between Buyer and Seller, the form of which is attached hereto as Exhibit D; and
(h) Escrow Agreement Instructions. The joint instructions referred to in Section 2.4(c)(ii).

ARTICLE 10
SURVIVAL; INDEMNIFICATION
10.1 Survival. All representations and warranties contained in this Agreement or in any Schedule, certificate, agreement or statement delivered pursuant hereto, shall survive the Closing until twelve (12) months after the Closing Date whereon all such representations, warranties, and indemnities with respect thereto, shall expire and terminate and shall be of no further force or effect; provided, however, that representations and warranties and indemnities with respect to Sections 3.1, 3.2, 3.3, 3.6, 3.10(c)(i) and (ii), 4.2 or 4.4 (collectively, “Superior Claims”) shall survive for the full period of all statute of limitations under applicable law plus 30 days. Notwithstanding the foregoing, if prior to the close of business on the day before the expiration of the survival or limitations period, an Indemnifying Party shall have been properly notified of a Deficiency and such Deficiency shall not have been finally resolved or disposed of at such date, such Deficiency shall continue to survive and shall remain a basis for indemnity hereunder until such Deficiency is finally resolved or disposed of in accordance with the terms hereof.
10.2 Basic Provision.
(a) Buyer Indemnitees. Parent and each Seller (each an “Indemnifying Party”) hereby, jointly and severally, agree to indemnify and hold harmless Buyer, its directors, officers, agents, representatives and employees and all persons that directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with Buyer, and its respective successors and assigns (collectively, the “Buyer Indemnitees”) from, against and with respect to, and to reimburse Buyer Indemnitees for the amount of any and all Deficiencies.
(b) Seller Indemnitees. Buyer (“Indemnifying Party”), hereby agrees to indemnify and hold harmless each Seller, Parent and their respective partners, members, officers, agents, representatives, trustees, employees and all persons that directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with Seller or Parent as applicable, and its respective successors and assigns (collectively, the “Seller Indemnitees”) from, against and with respect to, and to reimburse Seller Indemnitees for the amount of any and all Deficiencies.

10.3 Definition of “Deficiencies.”
(a) Deficiencies for Buyer. As used in this Article 10, the term “Deficiencies” when asserted by Buyer Indemnitees or arising out of a third party claim against Buyer Indemnitees shall mean any and all losses, fines, damages, liabilities, judgments and expenses (including amounts paid in settlement and reasonable Legal Expenses) sustained by Buyer Indemnitees and arising out of, related to, caused by, or resulting from:
(i) Any misrepresentation or breach of any representation or warranty of Seller or Parent contained in this Agreement or any Schedule, certificate or agreement delivered by Seller or Parent pursuant to Section 9.1;
(ii) Any breach of any covenant, obligation or agreement of Seller or Parent contained in this Agreement or any Schedule, certificate or agreement delivered by Seller or Parent pursuant to Section 9.1;
(iii) All Taxes relating to the ownership and operation of the Station or the Assets prior to the Effective Time;
(iv) Except for the Assumed Liabilities, Seller’s operation of the Station or ownership of the Assets prior to the Effective Time, including, without limitation, the Excluded Liabilities; or
(v) The matters set forth on Schedules 3.7, 3.8 and 3.12.
(b) Deficiencies for Seller. As used in this Article 10, the term “Deficiencies” when asserted by Seller Indemnitees or arising out of a third party claim against Seller Indemnitees shall mean any and all losses, damages, liabilities, judgments and expenses (including amounts paid in settlement and reasonable Legal Expenses) sustained by Seller Indemnitees and arising out of, related to, caused by, or resulting from:
(i) Any misrepresentation or breach of any representation or warranty of Buyer contained in this Agreement or any Schedule, certificate, agreement or written statement delivered by Buyer pursuant to Section 9.2;
(ii) Any breach of any covenant, obligation or agreement of Buyer contained in this Agreement or any Schedule, certificate, agreement or written statement delivered by Buyer pursuant to Section 9.2; or
(iii) Except for the Excluded Liabilities, Buyer’s operation of the Station or ownership of the Assets after the Effective Time (including, without, limitation, the Assumed Liabilities).
10.4 Procedures for Establishment of Deficiencies.
(a) Claim Asserted. If any claim is to be asserted by any third party against Buyer Indemnitees or Seller Indemnitees (Buyer Indemnitees or Seller Indemnitees, as the case may be, hereinafter, the “Indemnitees”) that, if sustained, could reasonably be expected to result in a Deficiency, then the Indemnitees, promptly and in all events within fifteen (15) Business Days after learning of such claim, shall notify the Indemnifying Party of such claim; provided, however, that the failure to so notify the Indemnifying Party shall relieve the Indemnifying Party from liability under this Agreement with respect to such claim only if, and only to the extent that, such failure to notify the Indemnifying Party results in (i) the forfeiture by the Indemnifying Party of rights and defenses otherwise available to the Indemnifying Party with respect to such claim or (ii) material prejudice to the Indemnifying Party with respect to such claim. The Indemnitees shall permit the Indemnifying Party to assume the defense against such claim, at the Indemnifying Party’s sole expense and through legal counsel reasonably acceptable to the Indemnitees. The Indemnitees shall, at their option and expense, have the right to participate in any defense undertaken by the Indemnifying Party with legal counsel of their own selection, subject to the Indemnifying Party’s right to control the defense thereof. The parties will cooperate fully in any such action and shall make available to each other any books or records useful for the defense of such claim. No settlement or compromise of any claim that may result in a Deficiency may be made by the Indemnifying Party without the prior written consent of the Indemnitees unless: (a) before such settlement or compromise, the Indemnifying Party acknowledges in writing its obligation to pay in full the amount of the settlement or compromise and all associated expenses, (b) the settlement or compromise consists solely of money damages and the Indemnitees are furnished with security reasonably satisfactory to the Indemnitees that the Indemnifying Party will in fact pay such amount and expenses and (c) the settlement or compromise does not involve any admission of wrong doing on the part of any Indemnitee and the Indemnifying Party obtains a release of the Indemnitees from all liability with respect to such claim. No Indemnitee may settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnifying Party which consent shall not be unreasonably withheld or delayed.
(b) Notice. If the Indemnitees assert the existence of any Deficiency against the Indemnifying Party, such Indemnitees shall give written notice to the Indemnifying Party of the nature and amount of the Deficiency asserted and the basis of the claim. If the Indemnifying Party within a period of thirty (30) days after the giving of the Indemnitees’ notice, shall not give written notice to the Indemnitees announcing its intent to contest such assertion of the Indemnitees (such notice by the Indemnifying Party being hereinafter referred to as the “Contest Notice”), such assertion of the Indemnitees shall be deemed accepted and the amount of the Deficiency shall be deemed established. If, however, that a Contest Notice is given to the Indemnitees within such thirty- (30-) day period, then the contested assertion of a Deficiency shall be resolved judicially.
(c) Agreement. The Indemnitees and the Indemnifying Party may agree in writing, at any time, as to the existence and amount of a Deficiency and, on the execution of such agreement, such Deficiency shall be deemed established.
10.5 Limitation on Deficiencies. Notwithstanding any other provision of this Agreement: (a) an Indemnifying Party shall have no obligation to indemnify any Indemnitees from and against any Deficiencies described in Sections 10.3(a)(i) or 10.3(b)(i) (other than Superior Claims) until such Indemnitees have suffered Deficiencies by reason of all such breaches (or alleged breaches) in excess of a $300,000.00 aggregate deductible (the “Deductible”) (in which case such Indemnifying Party will only be obligated to indemnify such Indemnitees from and against Deficiencies in excess of the Deductible); and (b) the Indemnitees shall not be indemnified pursuant to this Article 10 with respect to any Deficiency described in Sections 10.3(a)(i), 10.3(a)(ii), 10.3(b)(i) and 10.3(b)(ii) (other than Superior Claim) if the aggregate of all Deficiencies for which such Indemnitee has received indemnification pursuant to this Article 10 has exceeded $3.25 million (the “Cap”). No Indemnified Party shall be entitled to indemnification for any Deficiencies, to the extent such Indemnified Party has received indemnification from insurance proceeds. The provisions of this Section shall not apply to the Closing pro rations made pursuant to Section 2.7. Following the Effective Time, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims and Deficiencies for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise related to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article 10. No Indemnifying Party shall be liable for any punitive, consequential, incidental or special damages, unless such damages are actually awarded to a third party pursuant to a third party claim for which indemnification is available hereunder.

ARTICLE 11
MISCELLANEOUS
11.1 Termination of Agreement. This Agreement may be terminated in writing at any time on or before the Closing Date:
(a) by the mutual consent of Seller and Buyer;
(b) by either party hereto if the Closing has not taken place on or before 180 days from the date hereof (the “Final Closing Date”); provided, however, that if the Closing has not yet occurred by then due to the condition set forth in Section 8.6 having not been satisfied, the Final Closing Date shall be, unless otherwise agreed in writing by the parties hereto, 240 days from the date hereof; provided, further however, that the 180-day and 240-day periods specified in this subsection (b) shall be extended by the number of days, if any, that the FCC is closed for regular business, on days that it normally would be open for regular business, because of the Congressional budget issues that exist as of the date of this Agreement and might result in a government shutdown for all but essential services.
(c) by Buyer, if Seller has breached any of its material obligations under this Agreement and Seller has not cured such breach within thirty (30) days after receipt by Seller of notice of breach from Buyer and Buyer has satisfied or is prepared and able (but for Seller’s defaults) to satisfy the conditions of Article 7; and
(d) by Seller, if Buyer has breached any of its material obligations under this Agreement and Buyer has not cured such breach within thirty (30) days after receipt by Buyer of notice of breach from Seller and Seller has satisfied or is prepared and able (but for Buyer’s defaults) to satisfy the conditions of Article 8.
Subject to Section 11.2 hereof, a termination pursuant to this Article 11 shall not relieve any party of any liability it would otherwise have for a willful breach of this Agreement.
If this Agreement is terminated rightfully pursuant to this Article 11, all further obligations of the parties hereunder shall terminate, except that all obligations for confidentiality under Sections 5.12 and 6.4 shall survive such termination for a period of three (3) years.

11.2 Liabilities on Termination or Breach. The parties acknowledge that the operation of the Station is of a special, unique and extraordinary character. On a material breach by Seller of its representations, warranties, covenants and agreements under this Agreement, in addition to such other remedies available to Buyer, subject to the limitations set forth in Section 10.5, Buyer shall be entitled to enforce this Agreement by a decree or decrees of specific performance requiring Seller to fulfill its obligations under this Agreement. On a material breach by Buyer of its representations, warranties, covenants and agreements under this Agreement, subject to the limitations set forth in Section 10.5, Seller shall have all remedies available to Seller at law or in equity. Notwithstanding anything contained in this Agreement to the contrary, in the event the Closing does not occur and this Agreement is terminated by Seller pursuant to Section 11.1(b) or 11.1(d), Parent and Sellers sole and exclusive remedy shall be the receipt of the Escrow Property pursuant to the terms of the Escrow Agreement which the parties hereto agree shall constitute liquidated damages and not a penalty.
11.3 Expenses. Each party hereto shall bear all of its expenses incurred in connection with the transactions contemplated by this Agreement including, without limitation, accounting and legal fees incurred in connection herewith; provided, however, that Buyer and Seller shall each pay one-half of the filing fees with the FCC and Buyer shall pay any sales or transfer taxes arising from the transfer of the Assets to Buyer.
11.4 Remedies Cumulative. Subject to the limitations set forth in this Agreement, the remedies provided in this Agreement shall be cumulative and shall not preclude the assertion by any party hereto of any other rights or the seeking of any other remedies against the other party hereto.
11.5 Preservation of Records. Buyer will preserve and make available (including the right to inspect and copy) to Seller, its attorneys and accountants, for three (3) years after the Closing Date and during normal business hours, such of the books, records, files, correspondence, memoranda and other documents transferred pursuant to this Agreement as Seller may reasonably require in connection with any legitimate purpose, including, but not limited to, the preparation of tax reports and returns and the preparation of financial statements. During the three-year period, Buyer will not dispose of or destroy any such books, records, files, correspondence, memoranda or other documents without giving thirty (30) days’ prior written notice to Seller, to permit Seller, at its expense, to examine, duplicate or take possession of all or part thereof.
11.6 Non-Assignable Contracts. Nothing contained in this Agreement shall be construed as an assignment or an attempted assignment of any Assumed Contract that is by law non-assignable without the consent of the other party or parties thereto, unless such consent shall be given. Seller shall use its commercially reasonable efforts (and Buyer shall assist Seller) both after and before the Closing to obtain such consents to the assignment or transfer of Assumed Contracts to vest in Buyer all of Seller’s right, title and interest in such Assumed Contracts, in all cases in which such consent is required for assignment or transfer. If such consent is not obtained, Seller shall cooperate with Buyer in any arrangements necessary or desirable, on commercially reasonable terms, to provide for Buyer to have the benefits and to have Buyer assume the burdens arising after the Closing Date thereunder, including, without limitation, enforcement for the benefit of Buyer, and assumption by Buyer of the costs of enforcing, any and all rights of Seller thereunder against the other party thereto arising out of the cancellation thereof by such other party or otherwise.

11.7 Further Assurances. From time to time before, on and after the Closing Date, each party hereto will execute all such instruments and take all such actions as any other party, being advised by counsel, shall reasonably request, without payment of further consideration, in connection with carrying out and effectuating the intent and purpose hereof and all transactions and things contemplated by this Agreement including, without limitation, the execution and delivery of any and all confirmatory and other instruments in addition to those to be delivered on the Closing Date, and any and all actions which may reasonably be necessary or desirable to complete the transactions contemplated hereby. The parties shall cooperate fully with each other and with their respective counsel and accountants in connection with any steps required to be taken as part of their respective obligations under this Agreement
11.8 Risk of Loss. The risk of loss, damage or destruction to any of the Assets from fire or other casualty or cause shall be borne by Seller at all times before the Effective Time. On any such loss, damage or destruction, the proceeds of any claim for any loss, payable under any insurance policy with respect thereto, shall be used to repair, replace or restore any such property to its former condition, subject to the conditions stated below. It is expressly understood and agreed that, in the event of any loss or damage to any of the Assets from fire, casualty or other causes before the Closing, Seller shall notify Buyer thereof in writing immediately. Such notice shall specify with particularity the loss or damage incurred, the cause thereof (if known or reasonably ascertainable) and the insurance coverage. If the damaged property is not completely repaired, replaced or restored on or before the Closing Date, Buyer at its sole option: (a) may elect to postpone Closing until such time as the property has been completely repaired, replaced or restored to the reasonable satisfaction of Buyer if the repair, replacement or restoration can be accomplished within one month following the date of the loss or damage or the Final Closing Date, whichever is the earlier and (b) may elect to consummate the Closing and accept the property in its then condition, in which event Seller shall pay to Buyer all proceeds of insurance and assign to Buyer the right to any unpaid proceeds; or (c) terminate this Agreement without liability to any party.
11.9 Employees. Except as provided otherwise in this Section, Seller shall terminate or reassign (and be liable for and shall discharge such liabilities as they become due) all of the Station’s employees effective as of the Effective Time. Buyer shall not be obligated to offer employment to any such employees of the Station, although Buyer may interview and offer employment to any such employee of the Station should it choose to do so, in its sole discretion, on employment terms and conditions determined in its sole discretion.
ARTICLE 12
GENERAL PROVISIONS
12.1 Successors and Assigns. Except as otherwise expressly provided herein, this Agreement shall be binding on and inure to the benefit of the parties hereto, and their respective representatives, successors and assigns. Seller may not assign any rights or delegate any duties hereunder without the prior written consent of Buyer. Buyer may assign some or all of its rights and obligations hereunder to any Subsidiary or Affiliate of Buyer, as long as Buyer remains fully obligated to fulfill all obligations of Buyer under this Agreement.
12.2 Amendments; Waivers. The terms, covenants, representations, warranties and conditions of this Agreement may be changed, amended, modified, waived, discharged or terminated only by a written instrument executed by the party waiving compliance. The failure of any party at any time or times to require performance of any provision of this Agreement shall in no manner affect the right of such party at a later date to enforce the same. No waiver by any party of any condition or the breach of any provision, term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

12.3 Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing (which shall include notice by facsimile or other electronic transmission) and shall be deemed to have been duly made and received on the first Business Day after such notice has been personally served, delivered by FedEx or a similar overnight courier service, expenses prepaid, or, if sent by electronic transmission or other facsimile communications equipment, the first Business Day after delivery by such equipment, addressed as set forth below:
(a)	If to Seller then to:

US Farm & Ranch Supply Company, Inc.
11150 Equity Drive
Houston, Texas 77041
Facsimile Number: (713) 403-6997
Attention: Gregory L. Brown

with a copy, given in the manner prescribed above, to:

King & Spalding LLP
1100 Louisiana, Suite 4000
Houston, Texas 77002-5213
Facsimile Number: (713) 751-3290
Attention: John L. Keffer, Esq.

(b)	If to Buyer then to:

Spanish Broadcasting System, Inc.
Legal Department
2601 South Bayshore Drive, PH II
Coconut Grove, Florida 33133
Phone: (305) 441-6901
Facsimile Number: (866) 239-1521
Attn: Melanie M. Montenegro, Esq.

with a copy, given in the manner prescribed above, to:

Lombardo Dufresne LLP 275 Madison Avenue, 35th Floor New York, New York 10016 Telephone: (212) 682-6935 Facsimile: (212) 619-1028 Attn: Louis Lombardo, Esq.

Any party may alter the address to which communications are to be sent by giving notice of such change of address in conformity with the provisions of this Section providing for the giving of notice.
12.4 Captions. The captions of Articles and Sections of this Agreement are for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.
12.5 Governing Law; Venue. THIS AGREEMENT AND ALL QUESTIONS RELATING TO ITS VALIDITY, INTERPRETATION, PERFORMANCE AND ENFORCEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS. The parties hereby irrevocably submit to the exclusive jurisdiction of the United States Federal Court located in the State of New York in connection with any proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. The parties hereby waive the right to transfer or change the venue of any suit, action or other proceeding brought in accordance with this Agreement or to claim that any such proceeding has been brought in an inconvenient forum.
12.6 Entire Agreement. This Agreement, the Exhibits and the Schedules hereto, and the other documents delivered hereunder constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof, and supersede all prior agreements, understandings, inducements or conditions, express or implied, oral or written, relating to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of trade inconsistent with any of the terms hereof.
12.7 Execution: Counterparts and Facsimile. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which shall together constitute the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic transmission shall be as effective as delivery of a manually executed counterpart of this Agreement.
12.8 Gender and Tense. Where appropriate to the context, pronouns of other terms expressed in one number or gender will be deemed to include all other numbers or genders. The use of a word in one tense will include the other tenses, where appropriate to the context.
12.9 Third-Party Beneficiaries. This Agreement is intended to benefit only the parties to this Agreement, their successors and permitted assigns. No other Person is an intended or incidental beneficiary of this Agreement.

12.10 No Party Deemed Drafter. The parties acknowledge that they have been represented by counsel in connection with this Agreement and the transactions contemplated hereby. Accordingly, any rule of law or any legal decision that would require interpretation of any claim ambiguities in this Agreement against the party that drafted it has no application and is expressly waived. Provisions of this Agreement shall be interpreted in a reasonable manner to affect the intent of the parties.
12.11 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law, but only as long as the continued validity, legality and enforceability of such provision or application does not materially (a) alter the terms of this Agreement or (b) diminish the benefits or burdens of this Agreement.
12.12 Waiver of Jury Trial. EACH PARTY HEREBY (A) COVENANTS AND AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY A JURY, AND (B) WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS SEPARATELY GIVEN, KNOWINGLY AND VOLUNTARILY, BY EACH PARTY, AND THIS WAIVER IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A JURY TRIAL WOULD OTHERWISE ACCRUE. EITHER PARTY IS HEREBY AUTHORIZED AND REQUESTED TO SUBMIT THIS AGREEMENT TO ANY COURT HAVING JURISDICTION OVER THE SUBJECT MATTER AND THE PARTIES TO THIS AGREEMENT, SO AS TO SERVE AS CONCLUSIVE EVIDENCE OF THE PARTIES’ WAIVER OF THE RIGHT TO JURY TRIAL.
[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Asset Purchase Agreement to be duly executed by their duly authorized signatories, all as of the day and year first above written.

SELLER:

CHANNEL 55/42 OPERATING, LP

	By:	US Farm & Ranch Supply Company, Inc., its Sole Member

		By:	/s/ Gregory L. Brown

Name: Gregory L. Brown Title: President

HUMANITY INTERESTED MEDIA, L.P.

	By:	HIM GP, LLC, its General Partner

		By:	/s/ Gregory L. Brown

Name: Gregory L. Brown Title: President

USFR TOWER OPERATING, LP

	By:	Channel 55/42 Broadcast, LLC, its General Partner

		By:	US Farm & Ranch Supply Co., Inc., its Sole Member

		By:	/s/ Gregory L. Brown

Name: Gregory L. Brown Title: President

USFR EQUITY DRIVE PROPERTY LLC

By:	/s/ Gregory L. Brown

Name: Gregory L. Brown
Title: President

PARENT: US FARM & RANCH SUPPLY COMPANY, INC., solely for the purposes of Sections 3.1, 3.3, 3.4 and Article 10
By:	/s/ Gregory L. Brown
	Name:	Gregory L. Brown
	Title:	President

BUYER: SPANISH BROADCASTING SYSTEM, INC.
By:	/s/ Joseph A. Garcia
	Name:	Joseph A. Garcia
	Title:	Sr. Executive Vice President